Exhibit 99.1

NEWS RELEASE
Contact:  Harland Priddle
785-267-7077 or 620-664-3304

                FIRST AMERICAN CAPITAL BOARD STAYS IN PLACE


Topeka, Kansas--July 9, 2004: First American Capital Corporation, a Kansas-based insurance holding company, announced today that its board of directors, as elected at its 2003 Annual Meeting of Shareholders, remains in place.

The Company held its regularly scheduled annual meeting of its shareholders on June 7, 2004 for the purpose of electing directors to serve until the Company's next scheduled annual meeting in June 2005. However, shareholder attendance (in person and by proxy) at this initially scheduled meeting, and at a second meeting on July 6, 2004 was not sufficient to constitute a quorum to transact business under the Company's bylaws. In this situation, the Company's bylaws provide that each director of the Company shall hold office until his or her successor is elected and qualified or until such person's earlier resignation or removal. Accordingly, the following directors elected in 2003 remain in office:

* Thomas Fogt, Executive Vice President - Corporate Development, AmerUs Annuity Group
* Paul E. "Bud" Burke, Jr., President of Issues Management Group Inc., former Kansas State Senator, Past President of the Kansas Senate
* Harland E. Priddle, Chairman and Secretary of the Company, former Kansas Secretary of Commerce and Secretary of Agriculture
* Gary E. Yager, Vice Chairman, Western National Bank, Topeka, Kansas
* Edward C. Carter, Entrepreneur and Real Estate Developer, retired Southwestern Bell executive, former Mayor of Lawrence
* Kenneth L. Frahm, Self-employed farmer since 1975
* John G. Montgomery, President of Montgomery Communications, Inc. (telephone and newspaper)
* Stephen J. Irsik, Jr., Entrepreneur and agribusiness owner

These carryover directors appointed John Van Engelen, President/CEO of First American Capital Corporation, to the board of directors on July 6, 2004 to fill a vacancy on the board. Mr. Van Engelen will hold office until the next election of directors by the shareholders, at which time Mr. Van Engelen's successor is duly elected and qualified.

Elected officers with an effective date of appointment as of July, 6 2004 for the coming year are:

       * Harland E. Priddle, Chairman and Secretary
       * John F. Van Engelen, President / CEO
       * Patrick Tilghman, Treasurer and Chief Financial Officer
       * Vince Rocereto, Vice President of Marketing & Sales
       * Chris Kimery, Vice President for Administration

"The direction of the company is definitely positive," said Van Engelen. "We're developing new products, we've instituted cost controls that are starting to see significant results, and we're working harder than ever before to make certain we're responding to the needs of policyholders in ways that enhance profitability."

Statements contained in this release that are not historical facts may constitute forward-looking statements. Actual results may differ materially from those stated or implied in the forward-looking statements. First American assumes no obligation to update the information contained in this release.